TAX MATTERS AGREEMENT

BY AND AMONG

VISHAY INTERTECHNOLOGY, INC. AND

VISHAY PRECISION GROUP, INC.

July 6, 2010

TAX MATTERS AGREEMENT

     WHEREAS, Vishay Intertechnology, Inc. (“VSH”) and Vishay Precision Group, Inc. (“VPG”), collectively the “Parties” entered into the Master Separation and Distribution Agreement dated as of June 22, 2010 (the “Distribution Agreement”), pursuant to which (i) VSH will distribute to its stockholders all of the stock of VPG (the “Distribution”);

     WHEREAS, it is the intention of VSH and VPG that the Distribution qualifies as a tax-free transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

     WHEREAS, VSH has received a private letter ruling from the IRS regarding certain tax aspects of the Distribution; and

     WHEREAS, in contemplation of the Distribution pursuant to which VPG and certain of its direct and indirect Subsidiaries will cease to be members of the VSH Affiliated Group of which VSH is the common parent corporation, the Parties desire to set forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters.

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1. Defined Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Distribution Agreement. For purposes of this Agreement, the following terms have the following meanings:

     “Affiliated Group” means an affiliated group of corporations (as defined in Section 1504(a) of the Code).

     “Final Determination” means any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD.

     “Income Tax” means any U.S. federal, state, local or non-U.S. (i) Tax on or measured by net income or (ii) franchise Tax.

     “Interest” means interest at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period such interest accrues.

     “IRS” means the United States Internal Revenue Service.

     “Israeli Tax Returns” means the Income Tax Returns of VATL, Tedea Huntleigh International, Tedea Huntleigh Technology and Tedea Huntleigh Industrial Properties for 2008 and 2009 that are not filed prior to the Effective Time.

     “Post-Closing Tax Period” means any Tax period beginning after the Distribution Date; and, with respect to a Tax period that begins on or before the Distribution Date and ends thereafter, the portion of such Tax period beginning after the Distribution Date.

     “Pre-Closing Non-Income Taxes” means any Taxes of a VPG Entity other than Income Taxes that are attributable to a Pre-Closing Tax Period, provided, however, that it shall not include any such Taxes other than Transaction Taxes that are accrued as a current liability (net of any prepaid taxes) on the balance sheet of the VPG Entity at the Effective Time.

     “Pre-Closing Tax Period” means any Tax period ending on or before the Distribution Date; and, with respect to a Tax period that begins on or before the Distribution Date and ends thereafter, the portion of such Tax period ending on the Distribution Date.

     “Proceeding” means any claim, examination, suit, action, litigation, assessment or proceeding (including any Tax audit), whether administrative or judicial.

     “Tax” or “Taxes” means all U.S. federal, state, local, or non-U.S. net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, , withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, or other taxes, assessments, , or other similar governmental charges, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

     “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

     “Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction or credit.

     “Transaction Tax” means a Tax attributable to the Distribution or any transaction taken to facilitate the Distribution.

     “Treasury Regulations” means the U.S. federal income Tax regulations, as amended, including temporary regulations, promulgated under the Code.

     “VATL” means Vishay Advanced Technologies, Ltd and its Subsidiaries after the Effective Time.

     “VIL Assets” means the assets of Vishay Israel Limited that are sold to VATL that are described in agreements between the parties that refer to the transfer of the (i) Foil and Thermal Shroud business and (ii) the Bonding business.

     “VIL” means Vishay Israel Limited

     “VPG Capital Stock” means all classes or series of stock of VPG and all options, warrants, derivatives, rights to acquire stock, and other interests and instruments taken into account for purposes of determining a “50-percent or greater interest” within the meaning of Section 355(d)(4) of the Code.

     “VPG Entity” means any member of the VPG Group that was also a Subsidiary of VSH prior to the Distribution Date.

     “VPG Group” means VPG and its Subsidiaries after the Effective Time.

     “VPG Group Relief Loss” means an income tax loss of a VPG Entity that could be surrendered to a member of the VSH Group pursuant to the group relief system in place in the United Kingdom.

     “VPG Separate Tax Return” means with respect to a VPG Entity, any state or local Income Tax Return for periods that end prior to or on the Distribution Date that are not filed on an affiliated, consolidated, combined or unitary basis with one or more members of the VSH Group.

     “VPG Straddle Period Tax Return” means any Income Tax Return required to be filed that includes both a Pre-Closing Tax Period and a Post-Closing Tax Period of any VPG Entity.

     “VPG Tax Return” means any Income Tax Return required to be filed by a member of the VPG Group, other than a VSH Income Tax Return.

     “VPG Taxes” mean all Taxes of any member of the VPG Group that are attributable to a Post-Closing Tax Period.

     “VSH Consolidated Group” means, with respect to U.S. federal Income Taxes, the Affiliated Group of which VSH is a member, and with respect to any other Income Tax, any affiliated, consolidated, combined or unitary group of which any member of the VSH Group is a member.

     “VSH Group” means VSH and its Subsidiaries other than the VPG Entities.

     “VSH Income Tax Return” means (i) any U.S. federal Income Tax Return and any state or local Income Tax Return that has been or will be filed by or with respect to any VSH Consolidated Group on an affiliated, consolidated, combined or unitary basis for a period that ends prior to or on or includes the Distribution Date, and (ii) any VPG Separate Tax Returns.

     “VSH Income Taxes” means all Income Taxes of any member of the VSH Group and any VPG Entity attributable to a Pre-Closing Tax Period, including, without limitation, (i) all Transaction Taxes that are Income Taxes, (ii) all Income Taxes resulting from the removal of the VPG Entities from any consolidated, unitary or combined Income Tax Return pursuant to the Distribution, and (iii) any Income Taxes (after reduction for any foreign tax credit utilized with respect to the inclusion) resulting from the inclusion by a VPG Entity of income pursuant to Section 951(a)(1)(A) of the Code for income of a non-U.S. VSH Group member or a VPG Entity that is attributable to a Pre-Closing Tax Period; provided, however, that VSH Income Taxes shall not include any Income Taxes(other than Transaction Taxes) for which there was an accrual for current taxes (net of any prepaid taxes) on the balance sheet of the VPG Entity at the Effective Time; and provided further that for purposes of this definition, the inclusion under Section 951(a)(1)(A) of the Code shall include only those amounts incurred through the normal operations of the business and shall not include amounts attributable to extraordinary events or to material changes in business operations.

ARTICLE II
ADMINISTRATIVE AND COMPLIANCE MATTERS

     Section 2.1. Sole Tax Sharing Agreement. Any and all existing Tax Sharing Agreements, whether written or unwritten, between any member of the VSH Group, on the one hand, and any member of the VPG Group, on the other hand, shall be terminated as of the Distribution Date as between such Parties. As of the Distribution Date, neither the members of the VPG Group nor the members of the VSH Group shall have any further rights or liabilities under any such agreement, and this Agreement shall be the sole Tax Matters Agreement between the members of the VPG Group and the members of the VSH Group.

     Section 2.2. Designation of Agent. VPG and each member of the VPG Group, in each case with respect to any VSH Consolidated Group of which such Person was a member on or prior to the Distribution Date, hereby irrevocably authorizes VSH to designate a member of VSH Group, or a successor of such member, as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) with respect to any VSH Income Tax Return which are necessary or incidental to the filing of any Tax Return, any amended Tax Return, or any claim for refund, credit or offset of Tax (even where an item or Tax Asset giving rise to an amended Tax Return or refund claim arises in a Post-Closing Tax Period) or to any Proceedings, and for the purpose of making payments to, or collecting refunds from, any Taxing Authority, in each case relating to any Pre-Closing Tax Period.

     Section 2.3. Preparation of VSH Income Tax Returns. VSH and the members of the VSH Group shall prepare or cause to be prepared, with assistance as needed from the members of the VPG Group, and file or cause to be filed all VSH Income Tax Returns. Such Tax Returns shall be prepared in a manner that is consistent with the prior practice of the members of the VSH Group and the VPG Entities, provided that an inconsistent position may be taken if such position would not adversely impact any VPG Entity or is required by law, as reasonably determined by VSH in good faith; provided however, for the avoidance of doubt, the consolidated tax return that includes the Distribution Date shall include a calculation of the overall foreign loss, as that term is defined in Section 904(d)(f), (“OFL”) for the group.

     (a) VSH shall provide to VPG for its comments a draft of (i) the calculation of the OFL no later than 30 days prior to the due date for filing the 2010 U.S. federal consolidated Tax Return, including any extensions thereof, for the review and comment by VPG, and (ii) all VPG Separate Tax Returns and the portions of each other VSH Income Tax Return that relate to the VPG Entities (or, at VSH’s option, a pro forma Tax Return that relates solely to the VPG Entities) no later than 15 days prior to the due date for filing such Tax Return, including any extensions thereof, for the review and comments of VPG, which comments shall be given due regard, provided that any final decision with respect to the reporting of any item on such Tax Return shall be made by VSH

     Section 2.4. General Allocation of VSH and VPG Income. VSH will determine the items of income, gain, loss, deduction and credit of the VPG Entities to be included on each VSH Income Tax Return filed by a VSH Consolidated Group for any taxable year in which any VPG Entity ceases to be a member of the VSH Consolidated Group in good faith in accordance with Treasury Regulations Section 1.1502-76(b) (or any comparable provision of state or local law). VPG and its Affiliates shall file their respective Tax Returns for the taxable period beginning on the first day after the Distribution Date consistently with such determinations, except as otherwise required by law.

     (a) Transaction Treated as Extraordinary Items. For purposes of preparing any federal, state or local Income Tax Return that is filed on a consolidated, combined or unitary basis for a period that ends on the Distribution Date, or starts on the day after the Distribution Date, in determining the apportionment of income and Taxes between any Pre-Closing Tax Period and Post-Closing Tax Period, any Tax Items relating to the Distributions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Closing Tax Periods, and any Income Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Closing Tax Periods.

     (b) Apportionment of Earnings and Profits and Tax Attributes. VSH and VPG shall jointly determine the portion, if any, of any earnings and profits, Tax Asset, or other consolidated, combined or unitary attribute to be allocated or apportioned to the VPG Entities under applicable law and in accordance with the private letter ruling received with respect to the Distribution from the IRS. VPG and all members of the VPG Group shall prepare all Tax Returns in accordance with such determination. In the event that any temporary or final amendments to Treasury Regulations are promulgated after the date of this Agreement that provide for any election to apply such regulations retroactively, then any such election shall be made only to the extent that VSH and VPG collectively agree to make such election

     Section 2.5. VPG Tax Returns. VPG and the members of the VPG Group shall prepare or cause to be prepared, with the assistance of the members of the VSH Group (to the extent necessary) and file or cause to be filed, all VPG Tax Returns. VPG shall provide to VSH a draft of each VPG Straddle Period Tax Return (and any VPG Tax Return with respect to a Pre-Closing Tax Period) (with copies of any relevant schedules, work papers and other documentation then available) no later than 15 days prior to the due date, including extensions, for the filing of such Tax Return, for VSH’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. Any VPG Straddle Period Tax Return (and any VPG Tax Return with respect to a Pre-Closing Tax Period) shall be prepared in a manner consistent with the prior practice of the VSH Group and the VPG Entities, unless otherwise required by law.

     Section 2.6. Preparation of other Tax Returns. Except as limited by Section 2.7 below, any Tax Return required to be filed by VSH or its Subsidiaries, or VPG or its Subsidiaries for which responsibility is not specifically allocated in this Article II shall be prepared and filed by the entity that is required to file the Tax Return; provided, however, that (i) such Tax Returns shall be prepared in a manner consistent with past practice except to the extent otherwise required by law and (ii) at the request of VPG, VSH shall prepare the Israeli Income Tax Returns for filing in a timely manner by VPG as mutually agreed by VSH and VPG (iii) and provided, further however, that, at the request of VSH, VPG shall provide to VSH a copy of each such Tax Return that is prepared by VPG with respect to Taxes for which VSH is liable hereunder (with copies of any relevant schedules, work papers and other documentation then available), and if practically feasible such Tax Return shall be provided to VSH prior to the filing of such Tax Returns.

     Section 2.7. Amended Returns. VPG shall not, and shall not permit any of its Subsidiaries to, with respect to any VPG Entity, file an amended Tax Return, or file a Tax Return in a jurisdiction in which the VPG Entity has not previously filed a Tax Return for a Pre-Closing Period without the prior written consent of VSH, which shall not be unreasonably withheld, delayed or conditioned, except as required by law.

     Section 2.8. U.K. Group Relief Procedures

     (a) With respect to the Income Tax period ending December 31, 2009, VPG shall cause the VPG Group Relief Loss for the period to be surrendered to VSH, or its appropriate affiliate to permit the full use of the loss for such period.

     (b) With respect to the Income Tax period beginning on January 1, 2010, to the extent permitted by law, the parties shall allocate a VPG Group Relief Loss for the year 2010 on a closing of the books of the books basis (as opposed to an allocation based on numbers of days) for the period January 1, 2010 through the date of the Distribution (the “Pre-Closing Period”). A VPG Group Relief Loss that is allocated to the Pre-Closing Period shall be first surrendered to any other VPG Entity, up to the taxable income of such entity for the Pre-Closing Period, determined on a closing of the books basis. VPG will cause the remainder of a VPG Group Relief Loss that is allocated to the Pre-Closing Period to be surrendered to VSH or its appropriate affiliate (the “VSH Loss Amount”). If based on advice of its tax advisors, VSH reasonably determines that the VPG Group Relief Loss for 2010 cannot be allocated on a closing of the books basis, and must be allocated based on the number of days in the Pre-Closing Period as compared to the number of days in 2010, VPG will nonetheless first cause an amount of the VPG Group Relief Loss equal to the VSH Loss Amount to be surrendered to VSH or its appropriate affiliate for 2010, to the extent permitted by law, and the remainder of the VPG Group Relief Loss for the year may be surrendered to a VPG Entity.

     (c) With respect to other Pre-Closing Tax Periods not addressed in 2.8(a) or 2.8(b), (i) if with respect to U.K. Income Taxes a member of the VSH Group is audited in the U.K. or files an amended U.K. Income Tax return and as a result has an Income Tax liability, which could have been offset by a VPG Group Relief Loss in those years, VPG shall cause the VPG Group Relief Loss for such period to be surrendered to VSH or it appropriate affiliate, but only to the extent a VPG Entity has not used the loss, and only to the extent permitted by Law and (ii).if with respect to U.K. Income Taxes a VPG Entity is assessed a U.K. Income Tax for which VSH would be responsible under this Agreement and the amount could have been offset by a VPG Group Relief Loss in the respective year, VPG shall cause a VPG Group Relief Loss for such period to be surrendered to such VPG Entity to the extent the VPG Group Relief Loss has not been utilized.

ARTICLE III
LIABILITY FOR TAXES

     Section 3.1. Responsibility for Income Taxes. Subject to the indemnification provided for in Section 6.1 of this Agreement, VSH shall be liable for and shall timely pay, or cause to be paid, to VPG, or at VPG’s request, the applicable Taxing Authority all VSH Income Taxes, whether payable at the time of the filing of the Tax Return, pursuant to an audit, or otherwise. The tax liability for a period that begins before and ends after the Distribution Date, shall be apportioned between VPG and VSH in a manner that reasonably reflects the portion of such tax liability attributable to VPG for the Post-Closing Tax Period, and the VPG Entities for the Pre-Closing Tax Period, respectively, as if there had been a closing of the books on the date of the Distribution. With respect to the apportionment of Income Taxes, any amounts that are determined on an annual basis, such as depreciation, Section 951(a)(1)(A) inclusions, etc., shall be apportioned between VSH and VPG based on the number of days in each of the Pre-Closing Tax Periods and the Post Closing Tax Periods, respectively. Within 15 days prior to the filing of a VPG Straddle Period Tax Return, VPG shall provide to VSH for its review and approval (which shall not be unreasonably withheld, delayed or conditioned) written notice of the Taxes allocable to VSH pursuant to this Section 3.1 and VSH shall promptly reimburse VPG for such amounts to the extent the Income Taxes attributable to the Pre-Closing Tax Periods constitute VSH Income Taxes.

     Section 3.2. Responsibility for Non-Income Taxes. VPG and VSH will each be responsible for one half of any Pre-Closing Non-Income Taxes that are required to be paid after the Effective Time, other than Transaction Taxes.

     Section 3.3. Responsibility for the Taxes that are Accrued. VPG shall be liable for all Taxes that are accrued as a current liability (net of any prepaid taxes) on the balance sheet of the VPG Entity at the Effective Time, other than Transaction Taxes.

ARTICLE IV
REFUNDS AND OTHER MATTERS

     Section 4.1. Refunds and Tax Benefits for VSH. Except as otherwise provided in Section 4.2, VSH shall be entitled to all refunds and credits of any VSH Income Taxes, and one half of any refund or credit for any Pre-Closing Non-Income Taxes, including any interest thereon, received by a VPG Entity. VPG shall promptly pay or cause to be paid to VSH all such refunds received by a VPG Entity. If in lieu of receiving any such refund a VPG Entity reduces a Tax liability with respect to a Post-Closing Tax Period VPG shall promptly pay or cause to be paid to VSH the amount of such reduction in Tax liability when such reduction occurs. It is agreed that any amounts included as prepaid taxes on the balance sheet of a VPG Entity on the Distribution Date, whether separately stated or included in the accrual for current income taxes, shall not constitute a tax refund or credit or benefit for purposes of this Agreement.

     Section 4.2. Carryforwards and Carrybacks. To the extent permitted by Applicable Law, VPG shall (or shall cause or permit the members of the VPG Group to) elect to relinquish any carryback of a Tax Asset to any Pre-Closing Tax Period. No Party shall be obligated to compensate any other Party for the carryforward of Tax Assets from a Pre-Closing Tax Period to a Post-Closing Tax Period or for the carryback of Tax Assets from a Post-Closing Tax Period to a Pre-Closing Tax Period. For the avoidance of doubt, if a Tax Asset arises in a Post-Closing Tax Period on a non-U.S separate company Tax Return, and it is required by law that it be carried back to a Pre-Closing Tax Period, such carryback will be permitted, and any resulting refund, credit or other benefit shall inure to VPG.

ARTICLE V
COVENANTS AND REPRESENTATIONS

     Section 5.1. Representations of VSH. VSH represents that as of the date hereof, and covenants that on the Distribution Date, it has no plan or intention to (i) become a controlling shareholder or a ten-percent shareholder of VPG after the Distribution Date within the meaning of Treasury Regulations Sections 1.355-7(d)(7) and (h) or (ii) take any action that would reasonably be expected to prevent the Distribution from qualifying as a transaction described in Section 355(a) of the Code, including any action inconsistent with the information and representations furnished to the IRS in connection with the request for a private letter ruling with respect to the Distributions or to Tax counsel in connection with the preparation of the Tax Opinion.

     Section 5.2. Representations of VPG. VPG and the other members of the VPG Group represent that as of the date hereof, and covenants that on the Distribution Date, it has no plan or intention to take any action that would reasonably be expected to prevent the Distribution from qualifying as a transaction described in Section 355(a) of the Code or the VPG Common Stock from being treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code, including any action inconsistent with the information and representations furnished to the IRS in connection with the request for a private letter ruling with respect to the Distributions or to Tax counsel in connection with the preparation of the Tax Opinion.

     Section 5.3. Covenant of VSH. VSH covenants that during the two-year period following the Distribution Date it will not take any action that could prevent the Distribution from qualifying as a transaction described in Section 355(a) of the Code.

     Section 5.4. Covenants of VPG Relating to the Distribution.

     (a) VPG covenants and agrees that: (i) during the two-year period following the Distribution Date, no member of the VPG Group conducting an active trade or business relied upon in connection with the Distribution and Separation, which members are Tedea-Huntleigh International Ltd. and Vishay PM Onboard Ltd., will liquidate, merge or consolidate with any other Person except for the merger of Tedea-Huntleigh International Ltd. with its two wholly owned subsidiaries in which Tedea-Huntleigh International Ltd. is the surviving entity, (ii) during the two-year period following the Distribution Date, no member of the VPG Group will sell or otherwise dispose of any of its assets, except in the ordinary course of business, (iii) during the two-year period following the Distribution Date, VPG will continue (independently from VSH and with separate employees, officers and directors from VSH) the active conduct of the historic businesses relied upon in connection with the Distribution and Separation that were conducted by VPG throughout the five-year period prior to the Distributions, (iv) it will not take, nor will it permit any member of the VPG Group to take, any action inconsistent with the information and representations furnished to the IRS in connection with the request for a private letter ruling with respect to the Distribution and Separation or to Tax counsel pursuant to Section 4.3 of the Distribution Agreement, (v) during the two-year period following the Distribution Date, it will not, and will not permit any member of the VPG Group, to purchase VPG Capital Stock, (vi) during the two-year period following the Distribution Date, it will not issue VPG Capital Stock to any Person, other than pursuant to the exercise of employee, director or consultant stock options, stock awards, stock purchase rights or other employment related arrangement under any stock incentive plan in existence immediately after the Mergers, provided in each case that such stock issuance meets the requirements for the safe harbor contained in Treasury Regulations Section 1.355-7(d)(8), (vii) it will not enter into any transaction or, to the extent it has the right to prohibit any such transaction, permit such transaction to occur, or enter into negotiations to enter into any transaction that may cause the Distribution or any Separation Transaction to be treated as part of a plan or series of related transactions pursuant to which one or more persons acquire directly or indirectly VPG Capital Stock representing a “50-percent or greater interest” within the meaning of Section 355(d)(4) of the Code, and (viii) it will not take any other action that would reasonably be expected to prevent (i) the Distribution from qualifying as a transaction described in Section 355(a) of the Code or (ii) the VPG Common Stock from being treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code.

     (b) Notwithstanding the foregoing, a member of the VPG Group may take actions inconsistent with the covenants contained in Section 5.04(a), if:

          (i) VPG obtains a ruling from the IRS to the effect that such actions will not result in the Distribution being taxable to VSH or their shareholders, or

          (ii) VPG obtains an opinion of counsel reasonably acceptable to VSH to the same effect as Section 5.04(b)(i), provided that such opinion is reasonably acceptable to VSH.

     Section 5.5. Other Covenants of VPG. VPG covenants and agrees that (i) it will not, and will not cause or permit any member of the VPG Group to (A) take any action on the

Distribution Date other than in the ordinary course of business or (B) make or change any Tax election, take any Tax position on any Income Tax Return, or take or omit to take any other action that results in any increased Tax liability or reduction of any Tax Asset of the VSH or the VPG Entities in respect of any Pre-Closing Tax Period or Post-Closing Tax Period.

ARTICLE VI
INDEMNIFICATION

     Section 6.1. Indemnification of VSH by VPG. VPG shall indemnify the members of the VSH Group, and hold them harmless from and against any and all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) arising out of, without duplication:

     (a) Any Tax for which any member of the VPG Group is liable under this Agreement; and

     (b) Any Tax attributable to a misrepresentation or a breach of any warranty, covenant or obligation in this Agreement by any member of the VPG Group.

     Section 6.2. Indemnification of VPG by VSH. VSH shall indemnify the members of the VPG Group, and hold them harmless from and against any and all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) arising out of, without duplication:

     (a) Any Tax for which any member of the VSH Group is liable under this Agreement;

     (b) any Tax attributable to a misrepresentation or a breach of any warranty, covenant or obligation in this Agreement by any member of the VSH Group.

ARTICLE VII
PAYMENTS

     Section 7.1. Payments under this Agreement. Any payment required to be made pursuant to this Agreement by one Party to another Party or Person shall be made according to this Section 7.01.

     (a) In General. All payments shall be made within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty days after delivery of written notice of the payment due and owing (and to the extent applicable, approval of the amount of such payment), together with a schedule calculating in reasonable detail the amounts that are due and owing. Payments shall be deemed made when received. Any payment that is not made when due shall bear Interest, provided, however, to the extent the amount due and owing is Taxes, such amount shall not begin to accrue Interest pursuant to this Section 7.01(a) until the later of the time prescribed for payment pursuant to this Agreement or the time such Taxes are actually paid by the indemnified Party.

     (b) Treatment of Payments.

          (i) Payments made pursuant to this Agreement by any member of the VPG Group to or on behalf of any member of the VSH Group shall be treated for all Tax purposes as distributions by VPG to VSH occurring immediately before the Distribution, and none of the Parties shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to the recipient Party causes any such payment to not be so treated.

          (ii) Payments made pursuant to this Agreement by any member of the VSH Group to or on behalf of any member of the VPG Group shall be treated for all Tax purposes as a reduction in the distribution occurring before the Distribution, or a contribution to VPG by VSH immediately prior to the Distribution and none of the Parties shall take any position inconsistent with such treatment, except to the extent that a Final Determination with respect to the recipient Party causes any such payment to not be so treated.

     (c) Except as provided in Article 9 of this Agreement, in calculating amounts payable to an indemnified Party, the amount of indemnification payable pursuant to this Agreement shall be computed net of any Tax benefit actually realized by the indemnified Party or any of its Affiliates that is related or attributable to such indemnification.

     (d) If any amount paid by an indemnifying Party pursuant to this Agreement results in any increase in Tax liability or any reduction of a Tax Asset of the indemnified Party, the indemnifying Party shall indemnify the indemnified Party and hold it harmless from any interest or penalty attributable to such increased Tax liability or reduced Tax Asset and shall pay to the indemnified Party, in addition to amounts otherwise owed, an additional amount necessary to reflect the Tax consequences of the receipt or accrual of the relevant payment.

ARTICLE VIII
PROCEEDINGS

     Section 8.1. Notice. Within ten Business Days after a Party receives a written notice or other information from a Taxing Authority of the existence of a Tax issue relating to the application of Section 355(e) to the Distributions, relating to the qualification of the Distribution as tax-free transactions described in Section 355 of the Code or that may require indemnification pursuant to this Agreement (a “Tax Claim”) such Party shall notify the other Party to this Agreement of such issue, and thereafter shall promptly forward to the other Parties copies of notices and material communications with any Taxing Authority relating to the Tax Claim. The failure of one Party to notify the other Party of any Tax matter shall not relieve such other Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax matter, except to the extent that the indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

     Section 8.2. Proceedings Generally.

     (a) Proceedings Relating to Income Taxes for Pre-Closing Tax Periods. VSH, at its expense, shall control the defense and settlement of any Proceeding relating to Income Taxes attributable to a Pre-Closing Tax Period, provided however, that VPG shall be entitled to participate in the defense of such Proceeding at its own cost and expense, including the right to attend (or participate in), any meetings (or material conference calls with respect to which VSH has reasonable advance notice) with Taxing Authorities or before any judicial authorities in connection with such Proceeding; VSH shall in good faith keep VPG informed of all developments relating to such Proceeding on a timely basis, shall in good faith afford VPG the opportunity to review any submissions related to such Proceeding, shall provide VPG with final copies of any submissions, and, to the extent such Proceeding could reasonably result in adverse tax consequences to the VPG Group with respect to Post-Closing Tax Periods, shall not unreasonably reject any suggestions made by VPG with respect to such Proceeding, and VSH shall not settle or compromise such Proceeding without the consent of VPG, which consent shall not be unreasonably withheld, delayed or conditioned. VPG will fully cooperate and assist VSH in a Proceeding that VSH controls pursuant to this Section 8.2(a), including making available personnel and books and records as reasonably requested by VSH. The Parties shall in good faith cooperate with each other in connection with such Proceeding and provide such information to each other as may be necessary or useful with respect to such Proceeding in a timely manner.

     (b) Proceedings Relating to Non-Income Taxes for Pre-Closing Periods. VPG, at its expense, shall control the defense and settlement of any Proceeding relating to any Pre-Closing Non-Income Taxes, provided, however, that VSH shall be entitled to participate in the defense of such Proceeding at its own cost and expense including the right to attend (or participate in), any meetings (or material conference calls with respect to which VPG has reasonable advance notice) with Taxing Authorities or before any judicial authorities in connection with such Proceeding; VPG shall keep VSH informed of all developments relating to such Proceeding on a timely basis, shall in good faith afford VSH the opportunity to review any submissions related to such Proceeding, shall not unreasonably reject any suggestions made by VSH with respect to such Proceeding, and shall provide VSH with final copies of any submissions; and VPG shall not settle or compromise such Proceeding without the consent of VSH , which consent shall not be unreasonably withheld, delayed or conditioned. VSH will fully cooperate and assist VPG in a Proceeding that VPG controls pursuant to this Section 8.2(a), including making available personnel and books and records as reasonably requested by VPG. The Parties shall in good faith cooperate with each other in connection with such Proceeding and provide such information to each other as may be necessary or useful with respect to such Proceeding in a timely manner.

     (c) If, with respect to any Proceeding described in this Article 8 the Party responsible for controlling the Proceeding (the “Defaulting Party”) fails to diligently prosecute, manage and defend the Tax Claim by failing to respond in a timely manner to inquires by a Taxing Authority, or failing to meet a material filing deadline or by a similar action or inaction and either the other Party (the “Defending Party”) could reasonably be subject to adverse tax consequences if such Tax Claim is not prosecuted, the Defending Party shall thereafter have the right (but not the obligation) to defend or prosecute, at the sole cost, expense and risk of the Defaulting Party, such Tax Claim. The Defending Party shall have full control of such defense or prosecution and such Proceedings, including any settlement or compromise thereof. If requested by the Defending Party, the Defaulting Party shall cooperate in good faith with the Defending Party and its authorized representatives in order to contest effectively such claim. In the case of any claim with respect to Taxes that is defended or prosecuted by the Defending Party pursuant to this Section 8.2(c), the Defending Party shall, from time to time, be entitled to current payment from the Defaulting Party with respect to costs and expenses incurred by the Defending Party in connection with such defense or prosecution (including, without limitation, reasonable attorneys’, accountants’, and experts’ fees and disbursements, settlement costs, court costs, and any other costs or expenses for investigating, defending or prosecuting such claim, in each case on an after tax basis.

ARTICLE IX
SPECIFIC COVENANT WITH RESPECT TO ASSET SALE

     Section 9.1. Transaction. It is expected that the sale of the VIL Assets to VATL (the “VIL Asset Sale”) will not create any cash tax liability for VIL in Israel in the tax year of the sale because of the ability to offset the any gain on the transaction against the existing net operating loss (“NOL”) in VIL.

     Section 9.2. Filing of Tax Return. VSH will actively pursue obtaining an opinion or other acceptable form of advice from its Israeli tax advisors that confirms at a “more likely than not” or higher level of comfort that the NOL may be used by VIL to offset any gain on the sale of the VIL Assets (the “Advice”). Provided that VSH receives such Advice, VSHagrees that the Tax Return for VIL that includes the VIL Asset Sale shall be prepared and filed on the assumption that the NOL of VIL offsets the gain on the VIL Asset Sale and VSH shall not and shall not permit any member of the VSH Group to take a different position on any Tax Return or in any discussion, whether written or oral, with any Tax Authorities.

     Section 9.3. Impact of Transaction. If a Final Determination is reached that the NOL cannot be used to offset the gain, (as opposed to a determination that the NOL is not sufficiently large to offset the gain, or some other reason), then VATL shall make a payment to VSH as follows:

     (a) To the extent VATL has been able to amortize or depreciate the VIL Assets and realize a reduction in its tax, the aggregate amount of such reduction actually realized by the time of the Final Determination shall be paid by VATL to VSH within 15 days of the Final Determination.

     (b) To the extent the VIL Assets at the time of the Final Determination have not been fully amortized or depreciated for tax purposes by VATL, and a deferred tax asset is recorded on the books of VATL for the future tax benefit of the amortization or depreciation of the VIL Assets and there is no valuation allowance or similar impairment taken against the deferred tax asset, within 30 days after the Final Determination VATL shall pay to VSH the net present value of the deferred tax benefit. The net present value shall be determined using a discount rate equal to the rate of Interest in effect on the date of the Final Determination.

     (c) In no event shall the amount payable by VPG pursuant to this Section 9.3 exceed the Tax liability of VIL that arises solely by virtue of the inability to apply its NOL to offset the gain recognized on the VIL Asset Sale.

     Section 9.4. Advice Not Received If the Israeli tax advisors are unable to render the Advice, and because of that the VIL Tax Return does not offset the gain on the sale of the VIL Assets with the NOL, VATL shall make a payment to VSH as follows:

     (a) If a deferred tax asset is recorded on the books of VATL for the future tax benefit of the amortization or depreciation of the VIL Assets and there is no valuation allowance or similar impairment taken against the deferred tax asset, within 30 days after VSH pays the Taxes due on the VIL Asset Sale VATL shall pay to VSH the net present value of the deferred tax benefit. The net present value shall be determined using a discount rate equal to the rate of Interest in effect on the date of the payment.

     (b) In no event shall the amount payable by VPG pursuant to this Section 9.4 exceed the Tax liability of VIL that arises solely by virtue of the inability to apply its NOL to offset the gain recognized on the VIL Asset Sale.

     Section 9.5. Audit Management. Notwithstanding anything to the contrary in the this Agreement, if VSH or a VSH Group member receives notice, whether written or otherwise, that the Israeli tax authorities may challenge the ability to offset the gain on the VIL asset sale with the NOL, VSH shall promptly notify VPG. The control of such Proceedings and the settlement shall be handled as provided in section 8.2(a) of this Agreement.

ARTICLE X
MISCELLANEOUS PROVISIONS

     Section 10.1. Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from the other Parties, or from an agent, representative or advisor to such Parties, including the delivery of information, documents access to employees etc, in connection with the preparation and filing of Tax Returns, claims for refund, Proceedings, and other matters, in each case, related to Taxes covered by this Agreement, and with respect to the preparation by VPG of a claim for an R&D credit (as provided by Section 41 of the Code) with respect to the first or second Post-Closing Tax Period following the Distribution Date.

     Section 10.2. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

   if to VSH, to:

     Vishay Intertechnology, Inc.
     63 Lancaster Avenue
     Malvern, PA 19355-2120
     Attention: Dr. Lior E. Yahalomi, Chief Financial Officer
     Facsimile: 610.889.2161

   with a copy (which shall not constitute notice) to:

     Kramer Levin Naftalis & Frankel LLP
     1177 Avenue of the Americas
     New York, NY 10036
     Attention: Ernest S. Wechsler, Esq.
     Facsimile: 212.715.8000

   if to VPG, to:

     Vishay Precision Group, Inc.
     3 Great Valley Parkway
     Suite 150 Malvern, Pa. 19355
     Attention: William M. Clancy, Chief Financial Officer
     Telephone: 484.321.5306
     Facsimile: 484.321.5301

   with a copy (which shall not constitute notice) to:

     Pepper Hamilton LLP
     3000 Two Logan Square
     18th & Arch Streets
     Philadelphia, PA 19103
     Attention: Barry M. Abelson, Esq.
     Facsimile No.: 215.689.4803

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 10.3. Changes in Law.

     (a) Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

     (b) If, due to any change in Applicable Law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

     Section 10.4. Binding Effect; Benefit; Assignment.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

     (b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto.

     Section 10.5. Authority. Each of the Parties hereto represents to each of the other Parties that (a) it has the corporate power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

     Section 10.6. Entire Agreement. This Agreement, the Distribution Agreement, and the other Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

     Section 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

     Section 10.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 10.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

     Section 10.10. Waiver and Amendment.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

     (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 10.11. Interpretation.

     (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of or to this Agreement unless otherwise indicated.

     (b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     (c) Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

     (d) Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular, respectively, and the use of any gender herein shall be deemed to include the other gender.

     (e) Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

     (f) This Agreement was prepared jointly by the Parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

     Section 10.12. Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

     Section 10.13. Exclusivity. Except as otherwise explicitly provided in the Distribution Agreement, all matters related to Taxes or Tax Returns of the Parties shall be governed by this Agreement. In the event of a conflict, this Agreement shall govern and control. Notwithstanding any other provision of this Agreement, in no event shall any Party or any other Person be liable for any Taxes, expenses or any other losses or damages of any kind pursuant to this Agreement or otherwise except as expressly set forth herein or in the Distribution Agreement.

     Section 10.14. Dispute Resolution. Any disputes arising under this Agreement shall be resolved by applying Sections 8.2 and 8.3 of the Distribution Agreement, provided however, that to the extent the dispute is to an amount of Tax, or an amount or allocation of a Tax Asset, the mediator referenced in Section 8.2(d) shall, to the extent possible, be a person with a national reputation as an expert in U.S. federal income tax.

     Section 10.15. Survival. The covenants and agreements of the Parties hereunder (including indemnification of the Parties) shall survive until 90 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the claim that gave rise to the indemnification. Notwithstanding the foregoing, in the event of notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VISHAY INTERTECHNOLOGY, INC.

/s/ Lior E. Yahalomi
Name:	Lior E. Yahalomi
Title:	Executive Vice President and Chief Financial Officer

VISHAY PRECISION GROUP, INC.

/s/ William M. Clancy
Name:	William M. Clancy
Title:	Executive Vice President and Chief Financial Officer